Exhibit 99.1

Press Release www.shire.com

Director/PDMR Share Dealings

November 2, 2015 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that, on November 1, 2015, Flemming Ornskov, Mark Enyedy, Ginger Gregory and Phil Vickers, Persons Discharging Managerial Responsibilities (“PDMRs”), were granted options over notional American Depositary Shares (“ADSs”) in the Company pursuant to the Shire Global Employee Stock Purchase Plan. All have elected to save $480.77 per fortnight with the exception of Ms. Gregory who has elected to save $200.00 per fortnight. The option price will be the lower of 85% of the fair market value of an ADS on October 30, 2015, and 85% of the fair market value of an ADS on October 28, 2016.

The Company also announces that Flemming Ornskov, Phil Vickers and Jeff Poulton, also a PDMR, acquired 69 ADSs each today under the Shire Employee Stock Purchase Plan. The ADSs were acquired at a price of $180.66 each, payable to the Company.

One ADS is equal to three Ordinary shares of 5 pence each in the Company.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Oliver Strawbridge
Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Matthew Osborne	mattosborne@shire.com	+1 781 482 9502
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX